Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 11, 2011, with respect to the combined statements of operations, partners’ capital, and cash flows of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. for the year ended December 31, 2010, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 1, 2013